Filed Pursuant to Rule 424(b)(3)

Registration No. 333-289443

PROSPECTUS

$100,000,000

COMMON STOCK

PREFERRED STOCK

SENIOR DEBT SECURITIES

SUBORDINATED DEBT SECURITIES

WARRANTS

RIGHTS

UNITS

From time to time, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. The securities we may offer may be convertible into or exercisable or exchangeable for other securities. We may offer the securities separately or together, in separate classes or series and in amounts, at prices and on terms that will be determined at the time the securities are offered.

In addition, certain selling stockholders may from time to time offer and sell shares of our common stock. We will not receive any of the proceeds from the sale of shares of our common stock by selling stockholders, if any, pursuant to this prospectus.

This prospectus describes some of the general terms that may apply to these securities. Each time securities are sold, the specific terms and amounts of the securities being offered, and any other information relating to the specific offering will be set forth in a supplement to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. In any prospectus supplement relating to any sales by the selling stockholders, we will, among other things, identify the number of shares of our common stock that the selling stockholders will be selling. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before you invest in any of the securities being offered. This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.

Our shares of common stock trade on the NYSE American under the symbol “OSTX.” On August 25, 2025, the closing price of our common stock was $2.19. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, of the securities covered by the applicable prospectus supplement.

We, or any selling stockholders as it only relates to shares of common stock, may offer and sell our securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on an immediate, continuous or delayed basis. The names of any underwriters, dealers or agents and the terms of the arrangements with such entities will be stated in the accompanying prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” on page 3 of this prospectus as well as those contained in the applicable prospectus supplement and any related free writing prospectus, and in the other documents that are incorporated by reference into this prospectus or the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 25, 2025

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About This Prospectus

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under the shelf registration process, we may from time to time, offer and sell to the public any or all of the securities described in this prospectus in one or more offerings for an aggregate offering amount of up to $100,000,000. In addition, under this shelf registration process, selling stockholders may from time to time sell shares of our common stock in one or more offerings. Before purchasing any securities, you should read this prospectus and any applicable prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This prospectus only provides you with a general description of the securities we and/or the selling stockholders may offer. Each time we sell a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of the offering, including the specific amounts, prices and terms of the securities offered. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. Each such prospectus supplement and any free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents incorporated by reference into this prospectus. If this prospectus is inconsistent with the prospectus supplement or free writing prospectus, you should rely upon the prospectus supplement or free writing prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

In this prospectus, except as otherwise indicated, the words “OS Therapies” or the “Registrant” refer to OS Therapies Incorporated and the words “company,” “we,” “us” and “our” refer to OS Therapies, together with its consolidated subsidiaries. In this prospectus, references to “securities” collectively means our common stock, preferred stock, warrants, debt securities, or any combination of the foregoing securities.

You should rely only on information contained or incorporated by reference in this prospectus. Neither we, any selling stockholders, nor any underwriters have authorized any person to provide you with information that differs from what is contained or incorporated by reference in this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any jurisdiction where offers or sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, even though this prospectus may be delivered or shares may be sold under this prospectus on a later date. Our business, financial condition, results of operation and prospects may have changed since those dates.

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about the company

Overview

OS Therapies Incorporated is a clinical stage biopharmaceutical company focused on the identification, development and commercialization of treatments for Osteosarcoma (OS) and other solid tumors. Our mission is to address the significant need for new treatments in cancers of the bone in children and young adults. Osteosarcoma is an extremely challenging and often aggressive cancer that has particular treatment challenges due to its location, changing genotypes and high metastases rates. We are currently seeking to answer the call for new treatments that will prevent metastasis and the recurrence of metastases with our lead core product candidate OST-HER2 (also known as OST31-164), a cancer immunotherapy product candidate that produces a cellular immune response against the cancer antigen HER2. In 2021, we opened a clinical study to produce data for the U.S. Food and Drug Administration (FDA) to evaluate the safety and efficacy of OST-HER2 in patients after resection of recurrent Osteosarcoma, which achieved full enrollment of 41 patients in October 2023. In the first quarter of 2025, we announced that our Phase IIb clinical trial achieved its primary endpoint with statistical significance. We believe the efficacy results, combined with the favorable safety profile and the unmet clinical need, support the potential for regulatory approval. In June 2025, we participated in a Type D meeting with the FDA and subsequently received positive written feedback regarding the design and endpoints of our Phase IIb trial of OST-HER2 to support a potential Biologics License Application (BLA). Based on this feedback, we have submitted a Breakthrough Therapy Designation request and, subject to continued positive regulatory guidance, plan to submit a BLA for OST-HER2 following our End of Phase 2 meeting with the FDA, anticipated in the third quarter of 2025. Upon success in gaining regulatory approval from the FDA with OST-HER2 in Osteosarcoma, we intend to evaluate OST-HER2’s potential use, both alone and in combination with HER2 targeting antibodies such as Herceptin®, in other solid tumors including breast, esophageal and lung cancers. OST-HER2 has potential uses in both the prevention of metastases in solid tumors, and therapeutically against HER2-expressing solid tumors treated with HER targeting antibodies. In addition to our development of OST-HER2 for multiple indications of solid cancers in humans, OST-HER2 is a product candidate for veterinary use in canines. As part of our growth strategies, we intend to consider potentially out-licensing OST-HER2 to animal health companies for such use.

We also own rights to OST-Tunable Drug Conjugate (OST-tADC) platform, a next generation antibody-drug conjugate (ADC) silicone dioxide linker technology. “Tunable” is a term used in drug development that refers to the properties that can be influenced by chemical modifications, and “antibody-drug conjugate” or ADC is a term used to describe a drug made up of a monoclonal antibody attached to a cytotoxic payload, or a highly active and toxic pharmaceutical molecule, through chemical linkers. The ADC links an antibody that can home in on a targeted tumor to deploy the cytotoxic payload or toxic agent against the tumor. Furthering our founding mission, we intend to investigate clinical indications for OST-tADC in Osteosarcoma and other solid tumors.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we remain an emerging growth company, we may take advantage of specified reduced reporting requirements and other burdens that are otherwise applicable generally to other public companies. These provisions include, but are not limited to:

●	reduced obligations with respect to financial data, including presenting only two years of audited financial statements and selected financial data, and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in our initial registration statement;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended;

●	reduced disclosure about executive compensation arrangements in our periodic reports, registration statements and proxy statements; and

●	exemptions from the requirements to seek non-binding advisory votes on executive compensation or stockholder approval of any golden parachute arrangements.

We may take advantage of some or all of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (i) the last day the fiscal year following the fifth anniversary of the completion of our initial public offering, (ii) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities and (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these reduced burdens. For example, we have taken advantage of the reduced reporting requirements with respect to disclosure regarding our executive compensation arrangements, have presented only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure incorporated by reference in this prospectus, and have taken advantage of the exemption from auditor attestation on the effectiveness of our internal control over financial reporting. To the extent that we take advantage of these reduced burdens, the information that we provide stockholders may be different than you might obtain from other public companies in which you hold shares.

In addition, the JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period. As a result of this election, our timeline to comply with new or revised accounting standards will in many cases be delayed as compared to other public companies that are not eligible to take advantage of this election or have not made this election. Therefore, our financial statements may not be comparable to those of companies that comply with the public company effective dates for these accounting standards.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us, including exemption from compliance with the auditor attestation requirements pursuant to the Sarbanes-Oxley Act and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our common stock) or a public float (based on our common stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

Corporate Information

We were formed as a Delaware limited liability company on April 12, 2018 under the name OS Therapies, LLC. On June 24, 2019, we converted from a limited liability company to a Delaware corporation and changed our name to OS Therapies Incorporated.

We presently conduct all of our operations remotely. Our registered corporate address is 115 Pullman Crossing Road, Suite #103, Grasonville, Maryland 21638, and our telephone number is (410) 297-7793. Our website address is www.ostherapies.com. We make our periodic and current reports that are filed with the SEC available, free of charge, on our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this prospectus or any accompanying prospectus supplement.

Risk Factors

Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, you should carefully consider the risks described under the heading “Risk Factors” in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in our most recent annual report on Form 10-K, and in subsequent quarterly reports on Form 10-Q filed subsequent to such Form 10-K, as well as any amendments thereto, which are incorporated by reference into this prospectus and the applicable prospectus supplement in their entirety, together with other information in this prospectus and the applicable prospectus supplement, the documents incorporated by reference herein and therein, and any free writing prospectus that we may authorize for use in connection with a specific offering. See “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and any related free writing prospectus, including the information incorporated by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or the negative of these words or other comparable terminology. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them.

Given these uncertainties, you should not place undue reliance on these forward-looking statements as actual events or results may differ materially from those projected in the forward-looking statements due to various factors, including, but not limited to, those set forth under the heading “Risk Factors” in any applicable prospectus supplement, the documents incorporated by reference therein or any free writing prospectus that we authorized. Our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements contained in this prospectus, in the documents incorporated by reference herein and in any prospectus supplement by these cautionary statements. These forward-looking statements speak only as of the date on which the statements were made and are not guarantees of future performance. Although we undertake no obligation to revise or update any forward-looking statements (except as required by U.S. federal securities laws), whether as a result of new information, future events or otherwise, you are advised to review any additional disclosures we make in the documents we subsequently file with the SEC that are incorporated by reference in this prospectus and any prospectus supplement. See “Where You Can Find More Information.”

Use of Proceeds

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of securities offered by this prospectus and any applicable prospectus supplement for working capital and other general corporate purposes, which may include funding our ongoing and planned clinical trials, advancing our research and development programs, and acquiring or investing in technologies, product candidates or businesses that are complementary to our strategic objectives. Until we apply the proceeds from a sale of securities to their intended purposes, we may invest those proceeds in short-term, interest-bearing, investment-grade, securities or hold as cash.

We will not receive any of the proceeds from the sale of shares of our common stock by selling stockholders, if any, pursuant to this prospectus.

DESCRIPTION OF OUR CAPITAL STOCK

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our third amended and restated certificate of incorporation, as amended (“certificate of incorporation”), our certificate of designation, preferences, rights and limitations of Series A senior convertible preferred stock (the “certificate of designation”), our amended and restated bylaws, as amended (“bylaws”), and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of our certificate of incorporation, our bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capital Stock

Our authorized capital stock currently consists of 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which 2,500,000 shares of which are designated as Series A senior convertible preferred stock, par value $0.001 per share.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights.

Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. The shares of common stock to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable.

Our shares of common stock are traded on the NYSE American under the symbol “OSTX.”

The transfer agent and registrar for our common stock is VStock Transfer, LLC, Woodmere, New York.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

Series A Senior Convertible Preferred Stock

Our certificate of designation sets forth the rights, preferences and limitations of our Series A senior convertible preferred stock:

●	the right of the holder to convert such shares of Series A senior convertible preferred stock into shares of our common stock, with mandatory conversion upon (i) a qualified firm commitment underwritten public offering of common stock raising gross proceeds in excess of $10.0 million, with a per share price not less than $12.00, (ii) a qualified PIPE financing raising gross proceeds in excess of $20.0 million, with a per share price not less than $12.00, (iii) a closing of a third-party acquisition where all outstanding shares of common stock (including the shares of common stock issued pursuant to the mandatory conversion of the Series A senior convertible preferred stock) are purchased or exchanged by an unaffiliated third party and in which the consideration paid to all holders of outstanding shares of common stock for such purchase or exchange consists solely of cash at a purchase price per share of common stock not less than $12.00, or (iv) such time as the daily VWAP for the common stock is greater than 300% of the then applicable conversion price for a period of 20 consecutive trading days with minimum average daily trading volume of $2.0 million;

●	a liquidation preference of 150% of the original issue price;

●	the right to one vote per share and vote together with the common stock on an as-converted basis (subject to a voting price floor equal to $3.78), except that holders of Series A senior convertible preferred stock shall vote as a separate class with respect to certain specified matters; and

●	such other terms and provisions as are set forth in the certificate of designation.

Each share of Series A senior convertible preferred stock is convertible into a number of shares of common stock at a conversion ratio equal to (A) the original issue price of the Series A senior convertible preferred stock divided by (B) the conversion price of the Series A senior convertible preferred stock. The original issue price and the conversion price of the Series A senior convertible preferred stock will initially be $4.00 (resulting in an initial conversion ratio of 1:1) and are subject to adjustment as set forth in the certificate of designation. The Series A Preferred Stock will not be traded on any securities exchange.

The conversion price of the Series A senior convertible preferred stock was automatically reset to $1.12 per share on April 23, 2025 and is subject to further adjustment upon the occurrence of certain events, including the sale of equity securities by us at an effective price per share less than the then conversion price during the two-year period beginning from the initial issuance date, subject to certain exceptions (the “Series A Dilutive Issuances”).

Warrants

Ayala Warrants

In connection with the acquisition of the Lm-based immune-oncology programs and related intellectual property assets from Ayala Pharmaceuticals, Inc. (“Ayala”), we issued to Ayala a warrant to purchase 2,166,381 shares of common stock. The warrant is exercisable upon issuance at an exercise price per share of $0.001 (as adjusted from time to time in accordance with the terms thereof) and will expire three years from the date of issuance. This warrant may not be exercised to the extent that the holder, together with its affiliates, would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise. The holder may increase or decrease this percentage, but not in excess of 19.99%, unless and until we obtain stockholder approval as required by NYSE American LLC Company Guide Section 713.

IPO Warrants

We issued warrants to Brookline Capital Markets, a division of Arcadia Securities, LLC, the representative of the underwriters in our initial public offering, to purchase an aggregate of 112,000 shares of common stock at an exercise price of $4.40 per share. These warrants are currently exercisable and have a cashless exercise provision and will terminate on the fifth anniversary of July 31, 2024. These warrants also provide for customary anti-dilution provisions, a single demand registration right, and immediate “piggyback” registration rights with respect to the registration of the shares of common stock underlying the warrants, with a term of such demand and “piggyback” registration rights not exceeding five years from July 31, 2024.

Series A Warrants

On December 31, 2024 and January 14, 2025, we issued warrants exercisable into 7,211,303 shares of common stock at an exercise price of $1.12 per share, subject to adjustment as set forth therein. The exercise price of these warrants is subject to the Series A Dilutive Issuances. These warrants are exercisable by the holder for a period of five years from April 9, 2025. As of August 8, 2025, warrants to purchase 3,446,308 shares of common stock remain outstanding and exercisable.

New Warrants

From June 23 to July 11, 2025, we issued warrants to purchase an aggregate of 3,764,995 shares of common stock at an exercise price of $3.00 per share, subject to adjustment as set forth therein. These warrants are immediately exercisable from the date of issuance and have a term of exercise of five years from such date. The exercise price and number of shares issuable upon exercise of these warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rata distributions, reorganizations or similar events affecting our common stock and the exercise price. The exercise price of these warrants is also subject to adjustment upon the occurrence of subsequent sales of equity securities by us during such time any of these warrants are outstanding at an effective price per share less than the exercise price of these warrants then in effect (such lower price, the “Dilutive Issuance Price” and such issuances, collectively, “Dilutive Issuances”), subject to certain exceptions. In the event of a Dilutive Issuance, the exercise price will be reduced to the greater of (x) such lower Dilutive Issuance Price and (y) $1.00 per share.

These warrants also provide that, at any time any of these warrants are outstanding, if the closing price of our common stock on the applicable trading market equals or exceeds 300% of the exercise price then in effect for any 20 consecutive trading days, we may, subject to the satisfaction of certain equity conditions, require the holder to exercise all or a portion of the warrants for cash.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law

Our certificate of incorporation and bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board composition and filling vacancies. Our certificate of incorporation provides that directors may be removed with or without cause only by the affirmative vote of the holders of two-thirds or more of the shares then entitled to vote at an election of directors. Further, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors.

No written consent of stockholders. Our certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of stockholders. Our certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by resolution adopted by our board of directors, chairman of the board of directors or chief executive officer or upon the written request of stockholders owning at least 33⅓% of the outstanding common stock and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Stockholders owning less than 33⅓% may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance notice requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to certificate of incorporation and bylaws. Any amendment of our certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, and limitation of liability must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, and not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment, voting together as a single class, except that the amendment of the provisions relating to notice of stockholder business and nominations and special meetings must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, and not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class, or, if our board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Undesignated preferred stock. Our certificate of incorporation provides for 5,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We have entered into indemnification agreements with each of our directors that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate of incorporation includes provisions that eliminate the personal liability of our directors and officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer, as applicable, except to the extent such an exemption from liability thereof is not permitted under the Delaware General Corporation Law. The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director or officer for breach of fiduciary duties as a director or officer, subject to certain exceptions in which case the director or officer would be personally liable. An officer may not be exculpated for any action brought by or in the right of the corporation. A director may not be exculpated for improper distributions to stockholders. Further, pursuant to Delaware law a director or officer may not be exculpated for:

●	any breach of his or her duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and

●	any transaction from which the director or officer derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law, and may indemnify employees and other agents. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

We have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for any and all expenses (including reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such directors or officers or on his or her behalf in connection with any action or proceeding arising out of their services as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request provided that such person follows the procedures for determining entitlement to indemnification and advancement of expenses set forth in the indemnification agreement. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

●	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

DESCRIPTION OF OUR DEBT SECURITIES

This summary, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

The debt securities may be either secured or unsecured and will either be senior debt securities or subordinated debt securities. We will issue the senior notes under the senior indenture which we will enter into with one or more trustees. We will issue the subordinated notes under the subordinated indenture which we will enter into with one or more trustees. We have filed forms of these documents as exhibits to the registration statement of which this prospectus forms a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939, as amended, (the “Trust Indenture Act”). We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of the material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indenture, that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including, to the extent applicable:

●	the title;

●	the principal amount being offered and, if a series, the total amount authorized and the total amount outstanding;

●	any limit on the amount that may be issued;

●	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

●	the maturity date;

●	the principal amount due at maturity and whether the debt securities will be issued with any original issue discount;

●	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a U.S. person for U.S. federal income tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

●	the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

●	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

●	whether or not the debt securities will be senior or subordinated, and the terms of the subordination of any series of subordinated debt;

●	the place where payments will be payable;

●	restrictions on transfer, sale or other assignment, if any;

●	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

●	the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

●	provisions for a sinking fund, purchase or other analogous fund, if any;

●	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

●	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

●	incur additional indebtedness;

●	issue additional securities;

●	create liens;

●	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

●	redeem capital stock;

●	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

●	make investments or other restricted payments;

●	sell or otherwise dispose of assets;

●	enter into sale-leaseback transactions;

●	engage in transactions with stockholders and affiliates;

●	issue or sell stock of our subsidiaries; or

●	effect a consolidation or merger;

●	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

●	a discussion of any material or special U.S. federal income tax considerations applicable to the debt securities;

●	information describing any book-entry features;

●	the procedures for any auction and remarketing, if any;

●	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

●	if other than U.S. dollars, the currency in which the series of debt securities will be denominated; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplements the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the form initially filed as exhibits to the registration statement of which this prospectus forms a part may contain covenants that restrict our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquirer of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible into our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indentures

Unless otherwise specified in the applicable prospectus supplement, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

●	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been validly extended;

●	if we fail to pay the principal, or premium, if any, or to make payment required by any sinking fund or analogous fund when due and payable and the time for payment has not been validly extended;

●	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 30 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

●	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may, by notice to us in writing (and to the debenture trustee if notice is given by such holders), declare the unpaid principal, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each series of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

●	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

●	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies, if:

●	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

●	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee, to institute the proceeding as trustee; and

●	the debenture trustee does not institute the proceeding and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions, within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may modify an indenture without the consent of any holders with respect to specific matters, including, without limitation:

●	to fix any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

●	to comply with the provisions described above under “Consolidation, Merger or Sale”;

●	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act;

●	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee;

●	to provide for uncertificated debt securities in addition to or in place of certificated securities and to make all appropriate changes for such purpose; or

●	to change anything that does not adversely affect the rights of any holder of debt securities of any series in any material respect.

In addition, under the indentures, the rights of holders of debt securities of any series may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

●	extending the fixed maturity of the debt securities of any series;

●	reducing the principal amount, reducing the rate of or extending the time of payment of interest or reducing any premium payable upon the redemption of any debt securities; or

●	reducing the percentage of debt securities the holders of which are required to consent to any supplemental indenture.

Discharge

The indentures provide that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for certain obligations, including obligations to:

●	register the transfer or exchange of debt securities of the series;

●	replace mutilated, destroyed, lost or stolen debt securities of the series;

●	maintain paying agencies; and

●	compensate and indemnify the debenture trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations, or a combination of both, sufficient to pay all of the principal, premium, if any, and interest on the debt securities of the series on the dates payments are due.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of, and any premium and interest on, the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make certain payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the debenture trustee in the city of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the form initially filed as exhibits to the registration statement of which this prospectus forms a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt. Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

DESCRIPTION OF OUR WARRANTS

This summary, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase our common stock, preferred stock and/or debt securities in one or more series. Warrants may be offered independently or together with our common stock, preferred stock, debt securities and/or rights offered by any prospectus supplement and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the warrants directly or under a warrant agreement which we will enter into with a warrant agent to be selected by us. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

The following summary of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all of the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell pursuant to this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplements the terms relating to a series of warrants.

If warrants for the purchase of our common stock or preferred stock are offered, the prospectus supplements will describe the following terms, to the extent applicable:

●	the offering price and the aggregate number of warrants offered;

●	the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise;

●	the designation and terms of any series of preferred stock with which the warrants are being offered and the number of warrants being offered with each share of common stock or preferred stock;

●	the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock;

●	the number of shares of common stock or preferred stock that can be purchased if a holder exercises the warrant and the price at which such common stock or preferred stock may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

●	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

●	the date on which the right to exercise the warrants begins and the date on which that right expires;

●	the number of warrants outstanding, if any;

●	a discussion of any material U.S. federal income tax considerations applicable to the warrants;

●	the terms, if any, on which we may accelerate the date by which the warrants must be exercised;

●	whether the warrants are issued pursuant to a warrant agreement with a warrant agent or issued directly by us; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of common stock or preferred stock will be in registered form only.

If warrants for the purchase of debt securities are offered, the prospectus supplement will describe the following terms, to the extent applicable:

●	the offering price and the aggregate number of warrants offered;

●	the currencies in which the warrants are being offered;

●	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities that can be purchased if a holder exercises a warrant;

●	the designation and terms of any series of debt securities with which the warrants are being offered and the number of warrants offered with each such debt security;

●	the date on and after which the holder of the warrants can transfer them separately from the related series of debt securities;

●	the principal amount of the series of debt securities that can be purchased if a holder exercises a warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

●	the terms of any rights to redeem or call the warrants;

●	the date on which the right to exercise the warrants begins and the date on which such right expires;

●	the number of warrants outstanding, if any;

●	a discussion of any material U.S. federal income tax considerations applicable to the warrants;

●	the terms, if any, on which we may accelerate the date by which the warrants must be exercised;

●	whether the warrants are issued pursuant to a warrant agreement with a warrant agent or issued directly by us; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of debt securities will be in registered form only.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase common stock or preferred stock are exercised, holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under “Warrant Adjustments” below. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the number of shares of common stock or preferred stock or principal amount of debt securities, as the case may be, at the exercise price described in the applicable prospectus supplements. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

●	delivering to us or to the warrant agent the payment required by the applicable prospectus supplements to purchase the underlying security;

●	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

●	delivering the warrant certificate representing the warrants to us or to the warrant agent within five business days of receipt of payment of the exercise price.

If the holder complies with the procedures described above, the warrants will be considered to have been exercised when we receive or the warrant agent receives, as applicable, payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After the holder has completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to such holder the common stock, preferred stock or debt securities that such holder purchased upon exercise. If the holder exercises fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to such holder for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure, correct or supplement a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplements state otherwise, the exercise price of, and the number of securities covered by, a common stock warrant or preferred stock warrant will be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable.

In addition, unless the prospectus supplements state otherwise, if we, without payment therefor:

●	issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

●	pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

●	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

●	issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement;

then the holders of common stock warrants and preferred stock warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock or preferred stock, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

Except as stated above, the exercise price and number of securities covered by a common stock warrant or preferred stock warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock warrants and preferred stock warrants may have additional rights under the following circumstances:

●	certain reclassifications, capital reorganizations or changes of the common stock or preferred stock, as applicable;

●	certain share exchanges, mergers, or similar transactions involving us and which result in changes of our common stock or preferred stock, as applicable; or

●	certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock or preferred stock are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants and preferred stock warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

DESCRIPTION OF OUR RIGHTS

This summary, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the rights that we may offer under this prospectus, which consist of rights to purchase our common stock, preferred stock and/or debt securities in one or more series. Rights may be offered independently or together with our common stock, preferred stock, debt securities and/or warrants offered by any prospectus supplement and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future rights we may offer pursuant to this prospectus, we will describe the particular terms of any rights that we may offer in more detail in the applicable prospectus supplements. The terms of any rights we offer under a prospectus supplement may differ from the terms we describe below.

The applicable prospectus supplements relating to any rights that we offer will include specific terms of any offering of rights for which this prospectus is being delivered, including the following, to the extent applicable:

●	the date for determining the persons entitled to participate in the rights distribution;

●	the price, if any, per right;

●	the exercise price payable for each share of common stock, share of preferred stock or debt security upon the exercise of the rights;

●	the number of rights issued or to be issued to each holder;

●	the number and terms of the shares of common stock, shares of preferred stock or debt securities that may be purchased per each right;

●	the extent to which the rights are transferable;

●	any other terms of the rights, including the terms, procedures and limitations relating to the exchange and exercise of the rights;

●	the respective dates on which the holder’s ability to exercise the rights will commence and will expire;

●	the number of rights outstanding, if any;

●	a discussion of any material U.S. federal income tax considerations applicable to the rights;

●	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities; and

●	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights.

The description in the applicable prospectus supplements of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights agreement and/or rights certificate, which will be filed with the SEC in connection therewith.

DESCRIPTION OF OUR UNITS

This summary, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus, which may consist of one or more shares of our common stock, shares of our preferred stock, debt securities, warrants, rights or any combination of such securities. While the terms we have summarized below will generally apply to any future units we may offer pursuant to this prospectus, we will describe the particular terms of any units that we may offer in more detail in the applicable prospectus supplements. The terms of any units we offer under a prospectus supplement may differ from the terms we describe below.

The applicable prospectus supplements relating to any units that we offer will include specific terms of any offering of units for which this prospectus is being delivered, including the following, to the extent applicable:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	whether we will apply to have the units traded on a securities exchange or securities quotation system;

●	a discussion of any material U.S. federal income tax considerations applicable to the units; and

●	how, for U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

The description in the applicable prospectus supplements of any units that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC in connection therewith.

PLAN OF DISTRIBUTION

Sales by Us

We may sell the securities being offered hereby in one or more of the following ways from time to time:

●	to or through underwriters;

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions other than on these exchanges or systems or in the over-the-counter market;

●	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through market makers or into an existing market for the securities;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	an accelerated securities repurchase program;

●	a combination of any of these methods of sale; and

●	any other method permitted pursuant to applicable law.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or other purchasers, persons or entities, and any applicable compensation, in a prospectus supplement, in an amendment to the registration statement of which this prospectus is a part, or in other filings we make with the SEC under the Exchange Act, which are incorporated by reference.

Sale through Underwriters or Brokers

If underwriters are used in the sale, the underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to brokers.

We will describe the name or names of any underwriters, brokers or agents and the purchase price of the securities in a prospectus supplement relating to the securities.

In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through brokers, and these brokers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents, which is not expected to exceed that customary in the types of transactions involved. Underwriters, brokers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. The prospectus supplement will identify any underwriter or agent and will describe any compensation they receive from us.

Underwriters could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering, sales made directly on the NYSE American, the existing trading market for our shares of common stock, or sales made to or through a market maker other than on the NYSE American. The name of any such underwriter or agent involved in the offer and sale of our securities, the amounts underwritten, and the nature of its obligations to take our securities will be described in the applicable prospectus supplement.

Unless otherwise specified in the prospectus supplement, each series of the securities will be a new issue with no established trading market, other than our shares of common stock, which are currently traded on the NYSE American. It is possible that one or more underwriters may make a market in a series of the securities, but underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of the trading market for any of the securities.

Under agreements we may enter into, we may indemnify underwriters, brokers, and agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act, or contribute with respect to payments that the underwriters, brokers or agents may be required to make.

Any compensation we pay underwriters or brokers will be subject to the guidelines of the Financial Industry Regulatory Authority, Inc. We will disclose the compensation in any applicable prospectus supplement or pricing supplement, as the case may be.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to brokers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

From time to time, we may engage in transactions with these underwriters, brokers, and agents in the ordinary course of business.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We also may sell the securities through agents designated by us from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.

Sales by Selling Stockholders

The selling stockholders may resell or redistribute shares of our common stock from time to time on any stock exchange or automated interdealer quotation system on which the shares of our common stock are listed, in the over-the-counter market, in privately negotiated transactions, or in any other legal manner, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Persons who are pledgees, donees, transferees, or other successors in interest of any of the named selling stockholders (including but not limited to persons who receive shares of our common stock from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus) may also use this prospectus and are included when we refer to “selling stockholders” in this prospectus. The selling stockholders may sell the shares of our common stock by one or more of the following methods, without limitation:

●	block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the shares of our common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

●	an exchange distribution or secondary distribution in accordance with the rules of any stock exchange on which the shares of our common stock may be listed;

●	ordinary brokerage transactions and transactions in which the broker solicits purchases;

●	an offering at other than a fixed price on or through the facilities of any stock exchange on which the shares of our common stock are listed or to or through a market maker other than on that stock exchange;

●	privately negotiated transactions, directly or through agents;

●	through the writing of options on the shares of our common stock, whether or the options are listed on an options exchange;

●	through the distribution of the shares of our common stock by any selling stockholders to its partners, members or stockholders;

●	one or more underwritten offerings;

●	agreements between a broker or dealer and any selling stockholder to sell a specified number of the shares of our common stock at a stipulated price per share; and

●	any combination of any of these methods of sale or distribution, or any other method permitted by applicable law.

The selling stockholders may also transfer the shares of our common stock by gift.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of shares of our common stock. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of shares of our common stock at a stipulated price per share. If the broker-dealer is unable to sell shares of our common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares of our common stock at the stipulated price. Broker-dealers who acquire shares of our common stock as principals may thereafter resell the shares of our common stock from time to time in transactions in any stock exchange or automated interdealer quotation system on which shares of our common stock are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares of our common stock owned by them. The pledgees, secured parties or persons to whom the shares of our common stock have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder’s shares of our common stock offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s shares of our common stock will otherwise remain unchanged.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares of our common stock sold by them may be deemed to be underwriting discounts and commissions.

A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares of our common stock offered hereby to the broker-dealers, who may then resell or otherwise transfer those shares of common stock. A selling stockholder may also loan or pledge the shares of our common stock offered hereby to a broker-dealer and the broker-dealer may sell the shares of our common stock offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares of our common stock offered hereby.

The selling stockholders and other persons participating in the sale or distribution of the shares of our common stock will be subject to applicable provisions of the Exchange Act and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the particular shares of our common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

We may agree to indemnify the selling stockholders and their respective officers, directors, employees and agents, and any underwriter or other person who participates in the offering of the shares of our common stock, against specified liabilities, including liabilities under the federal securities laws or to contribute to payments the underwriters may be required to make in respect of those liabilities. The selling stockholders may agree to indemnify us, the other selling stockholders and any underwriter or other person who participates in the offering of the shares of our common stock, against specified liabilities arising from information provided by the selling stockholders for use in this prospectus or any accompanying prospectus supplement, including liabilities under the federal securities laws. In each case, indemnification may include each person who is an affiliate of or controls one of these specified indemnified persons within the meaning of the federal securities laws or is required to contribute to payments the underwriters may be required to make in respect of those liabilities. The selling stockholders may agree to indemnify any brokers, dealers or agents who participate in transactions involving sales of the shares of our common stock against specified liabilities arising under the federal securities laws in connection with the offering and sale of the shares of our common stock.

We will not receive any proceeds from sales of any shares of our common stock by the selling stockholders.

We cannot assure you that the selling stockholders will sell all or any portion of the shares of common stock offered hereby.

We will supply the selling stockholders and any stock exchange upon which the shares of our common stock are listed with reasonable quantities of copies of this prospectus. To the extent required by Rule 424 under the Securities Act in connection with any resale or redistribution by a selling stockholder, we will file a prospectus supplement setting forth:

●	The aggregate number of shares of common stock to be sold;

●	The purchase price;

●	The public offering price;

●	If applicable, the names of any underwriter, agent or broker-dealer; and

●	any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).

If a selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares of our common stock through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, the prospectus supplement will include any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.

SELLING STOCKHOLDERS

If the registration statement of which this prospectus forms a part is used by selling stockholders for the resale of any shares of our common stock registered hereunder, information about such selling stockholders, their beneficial ownership of our securities and their relationship with us will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference herein.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities being offered by this prospectus will be passed upon for us by Olshan Frome Wolosky LLP, New York, New York. Additional legal matters may be passed upon for us or any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements of OS Therapies Incorporated incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report, which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. We encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us.

The registration statement and the documents referred to below under “Incorporation of Certain Information by Reference” are also available on our Internet website www.ostherapies.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

Incorporation of CERTAIN INFORMATION by Reference

The SEC and applicable law allows us to “incorporate by reference” the information from other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement) we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the termination of the registration statement of which this prospectus is a part (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

●	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025;

●	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025 and June 30, 2025, filed with the SEC on May 15, 2025 and August 18, 2025, respectively;

●	Our Current Reports on Form 8-K (only to the extent “filed” and not “furnished”) filed with the SEC on January 3, 2025, January 14, 2025, January 15, 2025, January 29, 2025, April 2, 2025, April 9, 2025, April 15, 2025, June 24, 2025, June 27, 2025, July 14, 2025 and August 15, 2025; and

●	The description of our registered securities contained in Exhibit 4.9 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following:

OS Therapies Incorporated

115 Pullman Crossing Road, Suite 103

Grasonville, Maryland 21638

Attention: Chief Financial Officer

(410) 297-7793

Additional information about us is available at our website located at www.ostherapies.com. Information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this prospectus or any accompanying prospectus supplement.

$100,000,000

COMMON STOCK

PREFERRED STOCK

SENIOR DEBT SECURITIES

SUBORDINATED DEBT SECURITIES

WARRANTS

RIGHTS

UNITS

PROSPECTUS

August 25, 2025